Exhibit 10.26

November 1, 2022

David Samuels

[XXXXXXX]

[XXXXXXXX]

Re: Separation Agreement

Dear David:

This letter agreement (“Agreement”) sets forth the terms regarding the cessation of your employment with Definitive Healthcare, LLC (the “Company”). The effective date of cessation (i.e., your last day of employment) is the earlier of the Early Cessation Date (as defined below) or December 31, 2022 (with such effective date of cessation referred to as the “Separation Date”).

1.Full-Time Transition Period. The period between today and November 11, 2022 (subject to earlier termination pursuant to Paragraph 4 below) is the “Full-Time Transition Period.” During the Full-Time Transition Period, you will continue to be employed by the Company on a full-time basis and you will continue to receive your current base salary. During the Full-Time Transition Period, in addition to fulfilling your job duties, you agree to use your best efforts to assist with the smooth transition of your responsibilities.

2. Part-Time Transition Period. The period between November 12, 2022 and December 31, 2022 (subject to earlier termination pursuant to Paragraph 4 below) is the “Part-Time Transition Period.” During the Part-Time Transition Period, you will be employed by the Company on a part-time basis and you will be compensated on an hourly basis at the rate of $210 per hour. During the Part-Time Transition Period, you will perform only such services as directed in writing by the Company’s Chief Financial Officer.

3. Resignation. You hereby resign, effective as of the Separation Date, from your employment with the Company and from any officer and board member positions that you hold with the Company, Definitive Healthcare Corp. ("Pubco"), or any of their respective subsidiaries and affiliates (collectively, the “Company Group”), and you agree to execute any documents reasonably requested by the Company in order to effectuate such resignations. In addition, and without limiting the foregoing, if requested by the Company or Pubco that you resign from or modify the scope of any officer or director positions with any member of the Company Group prior to your Separation Date (but, for the avoidance of doubt, without terminating your employment with the Company prior to the Separation Date) then you agree to execute any documents reasonably requested by the Company in order to effectuate such resignations or changes. As of the Separation Date, you shall have no further employment relationship with the Company Group.

4. Early Cessation Date. Upon written notice to you, the Company may terminate your employment prior to the December 31, 2022 (the “Early Cessation Date”), for any of the following reasons: (1) if you do not sign this Agreement and return it to the Company on or before 21 days from today, or if you revoke your acceptance of this Agreement within 7 days after you sign it, each in accordance with Paragraph 26 below; (2) if you voluntarily resign from your employment with the Company; or (3) if you fail to comply with the terms and conditions of this Agreement, including Paragraphs 1 and 2 above.

5. Accrued Compensation. Payment of your salary will cease as of the Separation Date. On the Separation Date, the Company will pay to you all of your accrued salary and unused vacation time through the Separation Date, subject to standard deductions and withholdings.

6. Contingent Non-Equity Severance Benefits. In exchange for your obligations and promises in this Agreement, the Company is offering you the following severance benefits, for which you would not be eligible but for your signing this Agreement and not revoking it within the timeframe set forth below and complying with all of its terms:

a. Salary continuation for thirty-nine (39) weeks at the same base salary rate you were receiving as of the Separation Date, less applicable withholdings and deductions, payable in a lump sum on the Company’s next regularly scheduled payroll date following the Effective Date of this Agreement, as defined in Paragraph 26 below.

b. You will be eligible to receive a cash bonus for 2022 (“Bonus”), based on the Company achieving specified performance targets and other requirements which will be determined reasonably and in good faith by the Company’s CEO and the Compensation Committee of the Board of Directors, which targets and requirements will be applied equally to the calculation of 2022 bonuses, if any, payable to the Company’s executive team. Any Bonus will be paid to you, less applicable deductions and withholdings, at the same time as any 2022 bonuses are paid to the Company’s executive team.

c. Should you timely elect and be eligible to continue receiving group medical insurance pursuant COBRA, the Company will, for a period of nine (9) months, pay the entire amount of the premiums for such coverage or until such earlier time as you become eligible for coverage through another employer. After the 9-month period (or until such earlier time as you become eligible for coverage through another employer) during which the Company will pay the premiums, you will be eligible to continue coverage for the remainder of your legally-required COBRA period, but the continuation of this remaining coverage will be at your expense.

d. The Company will provide you with six (6) months of outplacement assistance with the Company’s provider, at the Company’s expense, to be used within twelve (12) months of your departure.

The benefits described in subparagraphs 6.a-6.d. are collectively referred to as the “Non-Equity Severance Benefits.”

The Non-Equity Severance Benefits will be provided to you by the Company if and only if you:

i. sign this Agreement and return it to the Company in accordance with Paragraph 25 below, no later than 21 days after receipt of the Agreement;

ii. do not revoke your acceptance of this Agreement within the timeframe and otherwise in accordance with the terms set forth in Paragraph 26 5 below;

iii. do not voluntarily terminate your employment with the Company before December 31, 2022; and

iv. comply with all of the terms of this Agreement.

7. Contingent Equity Severance Benefit. Any incentive compensation award you received from Pubco, the Company or one of their affiliated entities before the Separation Date is subject to and governed by the plan document and grant agreement under which the award was granted. This includes (i) (A) the AIDH TopCo, LLC to the AIDH Topco, LLC Class B Unit Grant Agreement dated April 21, 2021, and (B) AIDH Management Holdings, LLC to the AIDH Management Holdings, LLC Class B Unit Grant Agreement April 21, 2021 (collectively, the “MIU Award Agreements”); and (ii) the Restricted Stock Unit Award Agreement you signed on October 21, 2021 (“RSU Agreement” and, together with the MIU Award Agreements and any other equity-based award you may have received from Pubco, the Company or one of their affiliated entities before the Separation Date, the “Equity Awards”), the AIDH Topco, LLC 2019 Equity Incentive Plan and the Definitive Healthcare Corp. 2021 Equity Incentive Plan (as applicable).

Up to the Separation Date, the Equity Awards shall continue to vest subject to the terms of the underlying existing awards agreements and equity incentive plans and subject to your continued service through such date with the Company.

In exchange for your obligations and promises in this Agreement, the Company is offering you the following benefit related to the Equity Awards (the “Equity Severance Benefit”) for which you would not be eligible but for your signing this Agreement and not revoking it within the timeframe set forth below and complying with all of its terms:

As of the Separation Date, the vesting of your Equity Awards will be accelerated as follows:

Award	Grant Date	Remaining Unvested Shares/Units as of [the Separation Date]	Additional Shares/Units Accelerated Pursuant to this Paragraph
Management Incentive Units under the AIDH Topco, LLC 2019 Equity Incentive Plan pursuant to the MIU Award Agreements	April 21, 2021	Time-Based: 85,575.00	Time-Based: 31,948.00
		Performance-Based: 76,066.00	Performance-Based: 76,066.00
Restricted Stock Units under the Definitive Healthcare Corp. 2021 Equity Incentive Plan	September 14, 2021	Time-Based: 17,189.00	Time Based: 4,688.00
		Performance-Based: 8,333.00	Performance-Based: 0.00
Total:			112,702.00

Any shares of Pubco stock that vest pursuant to this paragraph shall be settled and issued and delivered to you promptly, and in any event no later than 30 business days after the Separation Date, and such shares shall be subject to applicable tax withholding. To the extent that the Company is unable or does not fully withhold all required withholding tax on your behalf via net share issuance or otherwise, you shall be responsible for the payment or reimbursement necessary to satisfy such amounts. With respect to LLC units that result from the vesting of the awards under the MIU Award Agreements pursuant to this paragraph 7. You acknowledge that, as of the Separation Date, and after application of the acceleration set forth in this paragraph (subject to the terms and conditions set forth in this Agreement), you will have vested into the number of shares or other equity instruments subject to any Equity Awards and no more.

The Equity Severance Benefit will be provided to you by the Company if and only if you:

i. sign this Agreement and return it to the Company in accordance with Paragraph 26 below, no later than 21 days after receipt of the Agreement;

ii. do not revoke your acceptance of this Agreement within the timeframe and otherwise in accordance with the terms set forth in Paragraph 26 below;

iii. do not voluntarily terminate your employment with the Company before December 31, 2022; and

iv. comply with all of the terms of this Agreement.

Together, the Non-Equity Severance Benefits and the Equity Severance Benefit are referred to as the “Severance Benefits.”

8. Return of Company Property. You must return by the close of business on the Separation Date, all property and documents of the Company Group in your possession, custody or control, including, without limitation, all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents containing any Confidential Information (as defined in Employment Agreement, dated February 1, 2021, between you and the Company (the “Employment Agreement”)) or otherwise concerning the Company Group’s customers, business plans, marketing strategies, products or processes, any Company Group-owned or issued cell phone, computer, tablet, printer, keyboard, mouse, monitor, laminator, customer gifts, marketing materials, stationery, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, portable media and devices (such as flash drives, external hard drives, CDs, and DVDs) and any other physical or personal property which you obtained in the course of your employment by the Company, and you further agree not to retain copies of any such documents of the Company Group in any form, excluding publicly available documents and documents relating directly to your own compensation and employee benefits. You also represent that, to the extent you have possession or control of any electronic documents which contain any information relating to the business of the Company Group, you have identified such documents to the Company and delivered an identical copy of any or all such documents to the Company, and will follow the Company’s instructions regarding the permanent deletion of any or all such documents, or the preservation of any or all such documents for any potential use by the Company Group in the future.

9. Protection of Confidential Information. You acknowledge that in the course of your employment at the Company, you have had access to certain confidential information and trade secrets relating to the business affairs of the Company Group, including but not limited to Company financial information, and confidential payroll and human resources information concerning Company Group employees (“Confidential Information”). You agree to maintain the confidentiality of the Confidential Information and not disclose it to any third party.

10. General Release and Covenant Not to Sue.

a. Release and Covenant Not to Sue. Except as specifically set forth in this Agreement, in consideration and exchange for the Severance Benefits set forth above and other good and valuable consideration described herein, you, on behalf of yourself, your heirs, next of kin, executors, administrators, agents, representatives, attorneys and assigns, knowingly and voluntarily forever release and discharge the Company, and its respective past and present affiliates, subsidiaries, parent companies, predecessors, successors and assigns, and its and their respective past and present officers and, directors, employees, attorneys, fiduciaries, insurers, representatives and agents, both individually and in their business capacities (collectively, the “Releasees”), of and from, and waive any rights in and to, all claims, complaints, demands, contracts, grants, lawsuits, causes of action or expenses of any kind (including attorney’s fees and costs), (collectively, “Claims”), whether known or unknown, that you now have or ever had against the Releasees or any of them up to your signing this Agreement, including but not limited to Claims related to or arising from your employment with the Company and/or the termination thereof; Claims related to or arising from the Employment Agreement (including but not limited to Claims for severance benefits thereunder); Claims arising under common law; Claims for breach of contract and in tort; Claims for unpaid compensation, unpaid bonuses, equity or any employee benefits; Claims for attorney’s fees and costs; and Claims arising under federal, state or local labor law, employment laws and laws prohibiting employment discrimination (based on age, gender, race, religion, national origin, sexual orientation, disability, veteran status and other protected classes), including but not limited to: Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Families First Coronavirus Response Act (“FFCRA”), the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Overtime Law, the Massachusetts Weekly Payment of Wages Act, and the Massachusetts Earned Sick Time Law, or any other federal, state or local laws, regulations, rules, ordinances or orders related to employment or termination thereof, each as amended, and all related regulations, rules or orders, and similar federal, state or local statutes, regulations, rules or ordinances, including but not limited to the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, the Massachusetts Weekly Payment of Wages Act, Massachusetts Equal Pay Act, each as amended. You further covenant not to sue the Releasees, or any of them, for any Claims described above. For avoidance of doubt, this means that you have released the Releasees from liability from any Claims, and additionally, separately agree not to commence any legal action for any Claims described above. You understand that the release contained herein is a GENERAL RELEASE and acknowledge that the Severance Benefits and other benefits in this Agreement are sufficient consideration for your obligations and release in this Agreement. Notwithstanding the foregoing, this Release does not include, and you do not release and specifically reserve the following claims: i) continuation of existing participation in Company-sponsored group health benefit plans under COBRA; (ii) any benefit entitlements vested as of the Separation Date pursuant to the terms of a Company-sponsored benefit plan; (iii) violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; (iv) your rights to defense and indemnification for any claim made directly against you by a third party for conduct during your employment with the Company, under applicable by-laws, common law, or any applicable contract of insurance; and (v) rights to enforce this Agreement.

b. Acknowledgements. You acknowledge that with your final paycheck, you will have been paid any and all wages (including all base compensation and, if applicable, any and all overtime, commissions and bonuses) to which you are or were entitled by virtue of your employment with the Company, and that you are unaware of any facts or circumstances indicating that you may have an outstanding claim for unpaid wages, improper deductions from pay, or any violation of the Massachusetts Weekly Payment of Wages Act, or any other federal, state or local laws, regulations, rules, ordinances or orders that are related to payment of wages. You acknowledge that you have not suffered an injury in the workplace which has not been reported to the Company and are not aware of any facts or circumstances that would give rise to a claim that you suffered a workplace injury. You acknowledge that you have received any leaves of absence and any reasonable accommodations to which you were entitled under the Family and Medical Leave Act, the Americans with Disabilities Act, the FFCRA, the Massachusetts Domestic Violence Leave Act, the Massachusetts Earned Sick Time Law, the Massachusetts Small Necessities Leave Act, the Massachusetts Parental Leave Act, or any other laws, regulations, rules or ordinances relating to medical leaves and accommodations and are not aware of any facts or circumstances that would give rise to a claim that you were denied any rights under such laws, regulations, rules or ordinances.

c. Excepted Activity. Nothing in this Agreement shall prohibit you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or with any other federal, state or local government agency, including the National Labor Relations Board (“NLRB”) or from participating in an investigation or proceeding of the EEOC or other federal, state or local government agency, including the NLRB; provided that, if you file charges or participate in any investigation or proceeding before any such government agency, to the fullest extent permitted by law, you waive the right to any personal monetary recovery or other personal relief should the EEOC or any other federal, state or local government agency pursue any class or individual charges in part or entirely on your behalf, on the basis that any such Claims have been fully and completely satisfied by the payments you are receiving under this Agreement.

11. Protected Activities. You acknowledge that neither this Agreement nor any other agreement or policy of the Company or its affiliates shall be construed or applied in a manner which limits or interferes with your right, without notice to or authorization of the Company to communicate and cooperate in good faith with a government agency for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any government agency, including by providing documents or other information, or (iii) filing a charge or complaint with a government agency. Additionally, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (c) in court proceedings if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, or to your attorney in such lawsuit, provided that you must file any document containing the trade secret under seal, and you may not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, in accordance with the standards set forth in 17 C.F.R. § 240.21F-4(b)(4), you shall not be authorized to make any disclosures as to which the Company and/or its affiliates may reasonably assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of an authorized officer designated by the Company, provided, however, that you may, without authorization from the Company, disclose information to a government agency to the extent permitted under 17 C.F.R. § 205.3(d)(2), applicable state attorney conduct rules, or any other law or regulation permitting disclosure of such otherwise privileged communications.

12. Restrictive Covenants. This Agreement does not amend, modify, waive, or affect in any way the Company’s and/or its affiliates’ rights or your obligations under the Employment Agreement, and you acknowledge and agree that such rights and obligations shall survive and continue in full force and effect after the Separation Date for the periods provided in the Employment Agreement. Unless, until (and then, only to the extent) that the Company publicly discloses the terms of this Agreement with the Securities and Exchange Commission, you further agree to maintain the terms of this Agreement confidential unless otherwise required by law; provided, however, that you may disclose the terms of this Agreement to your spouse and immediate family members living in the same house and to your and your spouse’s attorneys, accountants, financial or tax advisors.

13. Non-Disparagement: You will not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, negative to or in disparagement of the Company Group, or any of their respective directors, officers, or employees (each, a “Company Party”) or take any other action that may disparage any Company Party to the general public. The Company shall instruct those of its officers and other employees whom it informs of the terms of this Agreement not to disparage you. In the event that the Company’s Human Resources Department receives an inquiry regarding your employment, a representative of the Company’s Human Resources Department shall respond by confirming your dates of employment, position held with the Company, and stating that it is Company’s policy not to divulge any further information. Notwithstanding anything in this provision to the contrary, you and the Company may accurately and fully respond to any question, inquiry, or request for information when required by legal process.

14. Acknowledgments. You acknowledge that you were an employee at-will, that the Company does not need any reason to terminate your employment. You understand and agree that by entering into this Agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

15. Advice of Counsel. You are advised to consult with an attorney before signing this Agreement.

16. Third Party Beneficiaries. You agree that the affiliates of the Company shall be third party beneficiaries of your obligations under this Agreement that are applicable to such affiliates.

17. No Admission of Wrongdoing: Neither by offering to make nor by making this Agreement does either party admit any failure of performance, wrongdoing, or violation of law.

18. Entire Agreement; Amendments; Successors and Assigns. This Agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to your employment by the Company or the termination of your employment, provided, however, that Paragraphs 5 -7, 13, 15 and 19-23 of the Employment Agreement shall continue in full force and effect after the Separation Date. This Agreement may not be modified except by a writing, signed by you and by a duly authorized officer of the Company. This Agreement shall be binding upon your heirs and personal representatives, and the successors and assigns of the Company. You acknowledge that in entering into this Agreement, you are not relying upon any representation that is not specified in this Agreement, including without limitation any representations concerning future employment or additional payments.

19. Severability. Should any provision of this Agreement be declared or be determined by a Massachusetts court to be illegal or invalid, the validity of the remaining provisions shall not be affected thereby. Such illegal or invalid provision shall be deemed not to be part of this Agreement.

20. Governing Law: Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its choice of law rules. Any action or proceeding by either you or the Company to enforce this Agreement shall be brought in any state or federal court in Middlesex or Suffolk

County, Massachusetts. You and the Company hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

21. Waiver of Jury Trial. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, YOU AND THE COMPANY SHALL, AND HEREBY DO, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE. IN ADDITION, YOU SHALL, AND HEREBY DO, IRREVOCABLY WAIVE THE RIGHT TO PARTICIPATE IN ANY CLASS OR COLLECTIVE ACTION WITH RESPECT TO ANY DISPUTE.

22 Voluntary Agreement. You acknowledge that before entering into this Agreement, you have had the opportunity to consult with any attorney or other advisor of your choice. You further acknowledge that you have entered into this Agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein. You further acknowledge that you have read this Agreement and understand all of its terms, including the waiver and release of claims set forth in Paragraph 10 above.

23. Counterparts: This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

24. Cooperation. After the Separation Date, you agree to cooperate reasonably with the Company with respect to all matters arising during or related to your employment, including, but not limited to, all matters (formal or informal) in connection with any litigation (potential or ongoing) or other proceeding which may have arisen prior to or which may arise following the signing of this Agreement.

25. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company and its affiliates make no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company or its affiliates be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Opportunity to Consider and Right to

26. Opportunity to Consider and Right to Revoke. You have twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to the Company. You may choose to accept this Agreement sooner than the twenty-one (21) days provided. If you do not sign and return this Agreement to the Company, by delivering it by Federal Express or email, to Tom Penque, Chief Talent Officer, Definitive Healthcare, LLC, 492 Old Connecticut Path, Framingham MA 01701, tpenque@definitivehc.com, by the end of that twenty-one (21) day period, the offer of Severance Benefits described above will expire. You have the right to revoke this Agreement within seven (7) days of the date you sign it. Unless you revoke your acceptance within seven (7) days of signing this Agreement, the eighth day after the Company receives a signed copy of this Agreement shall be deemed the effective date of this Agreement. To be effective, any revocation hereunder must be in writing, delivered by Federal Express or email, and received by Tom Penque, Chief Talent Officer, Definitive Healthcare, LLC, 492 Old Connecticut Path, Framingham MA 01701, tpenque@definitivehc.com. You agree that any changes or revisions to this Agreement, whether material or not, made prior to its execution by you will not restart the review period for this Agreement.

Please acknowledge your acceptance of the terms of this Agreement signing below.

Very truly yours,

Definitive Healthcare, LLC

/s/ Robert Musslewhite_____________________________

By: Robert Musslewhite, CEO

I have read and understood all of the terms of this Agreement. I have been advised to consult with an attorney. I hereby agree to the terms and conditions set forth above. I intend that this Agreement become a binding agreement between Definitive Healthcare, LLC and me.

_/s/ David Samuels______________________________________

David Samuels

Dated: 11/1/2022_________